Exhibit 99.1

Contacts:	Dan Petro, CFA, Vice President, Treasury and Investor Relations Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / pes@dennardlascar.com Dennard Lascar Investor Relations / (713) 529-6600
Pioneer Energy Services
Reports Second Quarter 2019 Results
SAN ANTONIO, Texas, July 31, 2019 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended June 30, 2019. Second quarter highlights include:

•	International drilling fleet was 86% utilized and generated an average margin per day of $11,023.

•	Well servicing revenues increased 12% sequentially, largely driven by a 10% increase in rig hours.

•	Domestic drilling fleet was 95% utilized and generated an average margin per day of $10,131.

•	Cash and cash equivalents increased $3.3 million to $31.1 million sequentially.
Consolidated Financial Results
Revenues for the second quarter of 2019 were $152.8 million, up 4% from revenues of $146.6 million in the first quarter of 2019 (“the prior quarter”). Net loss for the second quarter of 2019 was $12.9 million, or $0.17 per share, compared with net loss of $15.1 million, or $0.19 per share, in the prior quarter. Adjusted net loss(1) for the second quarter was $11.8 million, and adjusted EPS(2) was a loss of $0.15 per share. These results compare to an adjusted net loss of $10.5 million, and an adjusted EPS loss of $0.13 per share in the prior quarter which had higher adjustments for impairment charges and valuation allowance adjustments on deferred tax assets. Second quarter adjusted EBITDA(3) was $20.7 million, up from $19.9 million in the prior quarter.
The increases in revenues and Adjusted EBITDA were primarily due to improvements in our international drilling and well servicing segments. Adjusted EBITDA also increased sequentially due to the reduced fair value of our phantom stock awards, for which we recognized a benefit of $0.8 million in the second quarter, while we recognized an expense of $0.8 million in the prior quarter. The increases in revenues and Adjusted EBITDA were partially offset by the impact of lower utilization and pricing in our coiled tubing services.
Operating Results
Production Services Business
Revenue from our production services business was $87.8 million in the second quarter, up 1% from the prior quarter. Well servicing revenues increased 12%, primarily driven by higher utilization for both maintenance and completion activity. Well servicing average revenue per hour was $569 in the second quarter, up from $558 in the prior quarter, while rig utilization was 60%, up from 54% in the prior quarter. Wireline services, our largest production services business, experienced an increase in perforating stage count of approximately 12%, yielding a revenue increase of 3%. The revenue increases in well servicing and wireline were offset by a 26% revenue decline in coiled tubing services. Both the Rockies and Eagle Ford districts faced more intense competition as completion activity slowed, which negatively impacted utilization and pricing. In addition, the Rockies experienced seasonal slowdowns due to wildlife stipulations, which ended in early May. Coiled tubing revenue days totaled 307 in the second quarter, as compared to 351 in the prior quarter, while revenue per day was $35,430, down from $42,131 in the prior quarter.
Gross margin as a percentage of revenue from our production services business was 17% in the second quarter, down from 20% in the prior quarter. The decrease in gross margin was primarily due to utilization and pricing declines in coiled tubing services.
Drilling Services Business
Revenue from our drilling services business was $65.1 million in the second quarter, reflecting a 9% increase from the prior quarter. Average margin per day was $10,396, up from $10,349 in the prior quarter.
Our domestic drilling fleet was 95% utilized with average revenues per day of $26,864 in the second quarter, up from $26,767 in the prior quarter. Domestic drilling average margin per day was $10,131 in the second quarter, down from $10,944 in the prior quarter, primarily due to increased expenses for routine annual maintenance requirements, stacked rig costs for one rig at the end of its contract, higher mobilization costs associated with a rig that moved to a different region under a new contract, and the benefit in the previous quarter of $0.3 million, or approximately $235 per day, from recognition of the early termination of a domestic drilling contract.
International drilling rig utilization was 86% for the second quarter, up from 81% in the prior quarter. Average revenues per day were $40,806, up from $37,316 in the prior quarter, while average margin per day for the second quarter was $11,023, up from $8,894 in the prior quarter. The increases in revenue per day and margin per day were due to a greater number of days drilling in the current quarter, versus the prior quarter, as well as dayrate increases on certain rigs of approximately $1,000 per day.
Currently, 16 of our 17 domestic drilling rigs are earning revenues, 14 of which are under term contracts. Nine rigs are working in the Permian, five in Appalachia and two in the Bakken. Seven of the nine rigs in the Permian have contracts up for renewal in the third or fourth quarters of 2019. Five of those seven contracts have been extended or verbally agreed to be renewed, and two contracts are currently in negotiations to be extended. All contracts are expected to be renewed at roughly overall flat dayrates. In Appalachia, one rig is stacked and a second rig may stack in the third quarter; however, we expect the remaining four rigs to continue earning for the remainder of the year. In the Bakken, both of the contracted rigs expiring in the fourth quarter are in negotiations to be extended into the first quarter of 2020.
In Colombia, six of our eight rigs are currently earning revenue under daywork contracts. While overall demand for rigs remains strong, there are several rigs that may begin new contracts, move to a different current client or move to a new client which could cause a temporary reduction in utilization. Despite short-term uncertainty on certain contracts, we do expect five to seven of the rigs to remain active for the remainder of 2019.

Comments from our President and CEO
“We had solid performance once again from our drilling services segments which helped us generate favorable operating results and increase our cash position in the quarter,” said Wm. Stacy Locke, President and Chief Executive Officer. “In Colombia, we are pleased with the improvement in average margins per day and level of demand for the premium 1,500 horsepower rig class, which gives us confidence that demand for our rigs in that market will remain solid in 2020 despite uncertainty about certain contract extensions for the balance of 2019. We are very pleased with our Colombian team delivering first-rate operational and safety performance while at the same time generating some of the best financial results in many years.
"Our domestic drilling operations have proven to be strong and resilient, also delivering best-in-class safety and operational performance. Utilization rates for our domestic rigs continue to be strong and dayrates have remained steady, although we do anticipate some softness in the second half of the year, particularly in the Appalachian region, where we currently have one rig idle. Our outlook for our domestic operations remains positive.
“Our production services revenue improved sequentially; however, our gross margins fell below expectations. Despite challenging market conditions, we are focused on improving margins through realignment of certain businesses and reducing costs. Our well servicing business benefited from customers dedicating capital to well maintenance to boost or maintain production volumes. We also experienced higher utilization for completion-related services in this business. While our wireline revenue improved sequentially, coiled tubing activity was lower due to excess equipment capacity and seasonal factors in the Rockies. Poor visibility concerning completion activity in the second half of 2019 creates uncertainty regarding production services activity levels in the next two quarters. We do expect some customers to pause operations due to budget constraints for a period of time during the second half of 2019.
“For the remainder of the year, we remain focused on cash flow generation. We expect the second half of 2019 to be cash flow positive, with the third quarter likely to reflect a use of cash due to the semi-annual bond payment in September. Remaining capital expenditures will be routine maintenance in nature as the majority of discretionary spending was completed in the first half of 2019. While the Term Loan does not mature until December 2021, we are proactively exploring various strategic and other alternatives to address the uncertainties related to our ability to refinance our outstanding debts as their maturities approach,” concluded Mr. Locke.
Third Quarter 2019 Guidance
In the third quarter of 2019, we expect continued weakness in coiled tubing services, a modest softening in well servicing, and certain clients reducing activity in wireline services. As a result, we expect revenue from our production services business segments to be down approximately 3% to 6% as compared to the second quarter of 2019, and margins to be flat at approximately 17% of revenue.
Due to the potential for an additional stacked rig in the Appalachia market, we expect domestic drilling services rig utilization to average approximately 88% to 92%, and generate average margins per day of approximately $9,700 to $10,200. Similarly, with the contract uncertainty in Colombia, we expect international drilling services rig utilization to average approximately 70% to 75%, and generate average margins per day of approximately $9,000 to $10,000.
We expect general and administrative expense to be approximately $20 million in the third quarter of 2019 partially due to higher phantom stock compensation expense relative to the prior quarter.
Liquidity
Working capital at June 30, 2019 was $106.5 million, up from $103.7 million at March 31, 2019, and down from $110.3 million at December 31, 2018. Cash and cash equivalents, including restricted cash, were $31.1 million, up from $27.9 million at March 31, 2019, and down from $54.6 million at year-end 2018. During the six months ended June 30, 2019, we used $31.4 million of cash for the purchase of property and equipment, and our cash provided by operations was $4.0 million.
Capital Expenditures
Cash capital expenditures during the six months ended June 30, 2019 were $31.4 million, including capitalized interest. We estimate total cash capital expenditures for 2019 to be approximately $50 million, which includes approximately $8 million for final payments on the construction of the new-build drilling rig that began operations in the first quarter, and previous commitments on high-pressure pump packages for coiled tubing completion operations.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call until August 7th. To access the replay, dial (201) 612-7415 and enter the pass code 13692092.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' web site at www.pioneeres.com. To listen to the live call, visit our web site at least 10 minutes early to register and download any necessary audio software. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its three production services business segments. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its two drilling services business segments.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements made in good faith that are subject to risks, uncertainties and assumptions. These forward-looking statements are based on our current beliefs, intentions, and expectations and are not guarantees or indicators of future performance. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the foregoing discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under debt agreements, including our senior secured term loan, our senior secured revolving asset-based credit facility, and our senior notes, future compliance with the listing requirements of the NYSE, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing units and wireline units within the industry, the continued availability of new components for drilling rigs, well servicing rigs, coiled tubing units and wireline units, the continued availability of qualified personnel, the success or failure of our acquisition strategy, the occurrence of cybersecurity incidents, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 and in our Annual Report on Form 10-K for the year ended December 31, 2018, including under the headings “Risk Factors” in Item 1A and “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018

Revenues	$152,843	$154,782	$146,568	$299,411	$299,260

Costs and expenses:
Operating costs	115,970	114,197	108,585	224,555	216,963
Depreciation	22,851	23,287	22,653	45,504	47,034
General and administrative	18,028	24,829	19,758	37,786	44,023
Bad debt expense (recovery), net	(348)	(370)	62	(286)	(422)
Impairment	332	2,368	1,046	1,378	2,368
Gain on dispositions of property and equipment, net	(1,126)	(726)	(1,075)	(2,201)	(1,061)
Total costs and expenses	155,707	163,585	151,029	306,736	308,905
Loss from operations	(2,864)	(8,803)	(4,461)	(7,325)	(9,645)

Other income (expense):
Interest expense, net of interest capitalized	(10,105)	(9,642)	(9,885)	(19,990)	(19,155)
Other income, net	349	44	684	1,033	548
Total other expense, net	(9,756)	(9,598)	(9,201)	(18,957)	(18,607)

Loss before income taxes	(12,620)	(18,401)	(13,662)	(26,282)	(28,252)
Income tax (expense) benefit	(324)	249	(1,453)	(1,777)	(1,039)
Net loss	$(12,944)	$(18,152)	$(15,115)	$(28,059)	$(29,291)

Loss per common share:
Basic	$(0.17)	$(0.23)	$(0.19)	$(0.36)	$(0.38)
Diluted	$(0.17)	$(0.23)	$(0.19)	$(0.36)	$(0.38)

Weighted-average number of shares outstanding:
Basic	78,430	77,944	78,311	78,371	77,776
Diluted	78,430	77,944	78,311	78,371	77,776

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$30,132	$53,566
Restricted cash	998	998
Receivables, net of allowance for doubtful accounts	145,572	130,881
Inventory	22,800	18,898
Assets held for sale	5,962	3,582
Prepaid expenses and other current assets	7,061	7,109
Total current assets	212,525	215,034

Net property and equipment	500,843	524,858
Operating lease assets	8,775	—
Other noncurrent assets	1,526	1,658
Total assets	$723,669	$741,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,019	$34,134
Deferred revenues	1,420	1,722
Accrued expenses	63,561	68,912
Total current liabilities	106,000	104,768

Long-term debt, less unamortized discount and debt issuance costs	466,093	464,552
Noncurrent operating lease liabilities	6,495	—
Deferred income taxes	4,913	3,688
Other noncurrent liabilities	1,823	3,484
Total liabilities	585,324	576,492
Total shareholders’ equity	138,345	165,058
Total liabilities and shareholders’ equity	$723,669	$741,550

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2019	2018

Cash flows from operating activities:
Net loss	$(28,059)	$(29,291)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	45,504	47,034
Allowance for doubtful accounts, net of recoveries	(286)	(422)
Gain on dispositions of property and equipment, net	(2,201)	(1,061)
Stock-based compensation expense	1,194	2,356
Phantom stock compensation expense	51	6,529
Amortization of debt issuance costs and discount	1,541	1,422
Impairment	1,378	2,368
Deferred income taxes	1,225	273
Change in other noncurrent assets	1,476	(199)
Change in other noncurrent liabilities	(2,493)	(10,009)
Changes in current assets and liabilities:	(15,284)	(1,875)
Net cash provided by operating activities	4,046	17,125

Cash flows from investing activities:
Purchases of property and equipment	(31,382)	(31,485)
Proceeds from sale of property and equipment	3,439	2,225
Proceeds from insurance recoveries	588	541
Net cash used in investing activities	(27,355)	(28,719)

Cash flows from financing activities:
Proceeds from exercise of options	—	12
Purchase of treasury stock	(125)	(549)
Net cash used in financing activities	(125)	(537)

Net decrease in cash, cash equivalents and restricted cash	(23,434)	(12,131)
Beginning cash, cash equivalents and restricted cash	54,564	75,648
Ending cash, cash equivalents and restricted cash	$31,130	$63,517

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Results by Segment
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Revenues:
Domestic drilling	$39,652	$35,634	$38,009	$77,661	$71,560
International drilling	25,422	21,773	21,643	47,065	39,384
Drilling services	65,074	57,407	59,652	124,726	110,944
Well servicing	29,506	23,162	26,254	55,760	44,276
Wireline services	47,386	62,137	45,874	93,260	118,738
Coiled tubing services	10,877	12,076	14,788	25,665	25,302
Production services	87,769	97,375	86,916	174,685	188,316
Consolidated revenues	$152,843	$154,782	$146,568	$299,411	$299,260

Operating costs:
Domestic drilling	$24,698	$21,749	$22,469	$47,167	$42,647
International drilling	18,555	17,064	16,485	35,040	30,025
Drilling services	43,253	38,813	38,954	82,207	72,672
Well servicing	21,038	16,680	18,896	39,934	32,250
Wireline services	41,804	46,716	39,347	81,151	89,202
Coiled tubing services	9,875	11,988	11,388	21,263	22,839
Production services	72,717	75,384	69,631	142,348	144,291
Consolidated operating costs	$115,970	$114,197	$108,585	$224,555	$216,963

Gross margin:
Domestic drilling	$14,954	$13,885	$15,540	$30,494	$28,913
International drilling	6,867	4,709	5,158	12,025	9,359
Drilling services	21,821	18,594	20,698	42,519	38,272
Well servicing	8,468	6,482	7,358	15,826	12,026
Wireline services	5,582	15,421	6,527	12,109	29,536
Coiled tubing services	1,002	88	3,400	4,402	2,463
Production services	15,052	21,991	17,285	32,337	44,025
Consolidated gross margin	$36,873	$40,585	$37,983	$74,856	$82,297

Consolidated:
Net loss	$(12,944)	$(18,152)	$(15,115)	$(28,059)	$(29,291)
Adjusted EBITDA (1)	$20,668	$16,896	$19,922	$40,590	$40,305

(1)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the table on page 13.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018

Domestic drilling:
Average number of drilling rigs	17	16	16	17	16
Utilization rate	95%	100%	97%	96%	100%
Revenue days	1,476	1,454	1,420	2,896	2,894

Average revenues per day	$26,864	$24,508	$26,767	$26,817	$24,727
Average operating costs per day	16,733	14,958	15,823	16,287	14,736
Average margin per day	$10,131	$9,550	$10,944	$10,530	$9,991

International drilling:
Average number of drilling rigs	8	8	8	8	8
Utilization rate	86%	85%	81%	83%	81%
Revenue days	623	621	580	1,203	1,171

Average revenues per day	$40,806	$35,061	$37,316	$39,123	$33,633
Average operating costs per day	29,783	27,478	28,422	29,127	25,640
Average margin per day	$11,023	$7,583	$8,894	$9,996	$7,993

Drilling services business:
Average number of drilling rigs	25	24	24	25	24
Utilization rate	92%	95%	92%	92%	94%
Revenue days	2,099	2,075	2,000	4,099	4,065

Average revenues per day	$31,002	$27,666	$29,826	$30,428	$27,292
Average operating costs per day	20,606	18,705	19,477	20,055	17,877
Average margin per day	$10,396	$8,961	$10,349	$10,373	$9,415

Well servicing:
Average number of rigs	125	125	125	125	125
Utilization rate	60%	49%	54%	57%	48%
Rig hours	51,895	42,871	47,064	98,959	83,645
Average revenue per hour	$569	$540	$558	$563	$529

Wireline services:
Average number of units	95	108	105	100	108
Number of jobs	2,278	3,022	2,342	4,620	5,852
Average revenue per job	$20,802	$20,562	$19,588	$20,186	$20,290

Coiled tubing services:
Average number of units	9	14	9	9	14
Revenue days	307	350	351	658	764
Average revenue per day	$35,430	$34,503	$42,131	$39,005	$33,118

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Gross Margin
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018

Net loss as reported	$(12,944)	$(18,152)	$(15,115)	$(28,059)	$(29,291)

Depreciation and amortization	22,851	23,287	22,653	45,504	47,034
Impairment	332	2,368	1,046	1,378	2,368
Interest expense	10,105	9,642	9,885	19,990	19,155
Income tax expense (benefit)	324	(249)	1,453	1,777	1,039
Adjusted EBITDA(1)	20,668	16,896	19,922	40,590	40,305

General and administrative	18,028	24,829	19,758	37,786	44,023
Bad debt expense (recovery), net	(348)	(370)	62	(286)	(422)
Gain on dispositions of property and equipment, net	(1,126)	(726)	(1,075)	(2,201)	(1,061)
Other income	(349)	(44)	(684)	(1,033)	(548)
Consolidated gross margin	$36,873	$40,585	$37,983	$74,856	$82,297

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	June 30,	March 31,
	2019	2019

Net loss as reported	$(12,944)	$(15,115)
Impairment	332	1,046
Tax benefit related to adjustments	(77)	(242)
Valuation allowance adjustments on deferred tax assets	884	3,846
Adjusted net loss(2)	$(11,805)	$(10,465)

Basic weighted average number of shares outstanding, as reported	78,430	78,311
Effect of dilutive securities	—	—
Diluted weighted average number of shares outstanding, as adjusted	78,430	78,311

Adjusted (diluted) EPS(3)	$(0.15)	$(0.13)

Diluted EPS as reported	$(0.17)	$(0.19)

(2)Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(3)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Equipment Information
As of July 31, 2019

	Multi-well, Pad-capable
Drilling Services Business Segments:	AC rigs	SCR rigs	Total
Domestic drilling	17	—	17
International drilling	—	8	8
			25

Production Services Business Segments:	550 HP	600 HP	Total
Well servicing rigs, by horsepower (HP) rating	113	12	125

			Total
Wireline services units			93
Coiled tubing services units			9